SUB-ITEM 77C
Submission of matters to a vote of security holders

(a) On August 31, 2004, American Century Companies, Inc., the sole shareholder of the My Retirement 2015 Portfolio Fund, My Retirement 2025 Portfolio Fund, My Retirement 2035 Portfolio Fund, My Retirement 2045 Portfolio Fund and My Retirement Income Portfolio Fund (Investor, Institutional, Advisor and R Classes), adopted resolutions by written consent.

         On September 30, 2004, American Century Companies, Inc., the sole shareholder of One Choice Portfolio: Very Conservative, One Choice Portfolio:
Conservative, One Choice Portfolio: Moderate, One Choice Portfolio: Aggressive, One Choice Portfolio: Very Aggressive (Investor Class), adopted resolutions by written consent.

(b) N/A

(c) Pursuant to the Written Consent dated August 31, 2004, the sole shareholder of the My Retirement 2015 Portfolio Fund, My Retirement 2025 Portfolio Fund, My Retirement 2035 Portfolio Fund, My Retirement 2045 Portfolio Fund and My Retirement Income Portfolio Fund (Investor, Institutional, Advisor and R Classes), representing all of the votes eligible to be cast at a meeting of the shareholders of the Corporation, approved the following agreements: (i) Management Agreement, dated August 31, 2004, (ii) Master Distribution and Individual Shareholder Services Plan (Advisor Class), dated August 31, 2004,
(iii) Master Distribution and Individual Shareholder Services Plan (R Class), dated August 31, 2004, and (iv) Multiple Class Plan, dated August 31, 2004.

         Pursuant to the Written Consent dated September 30, 2004, the sole shareholder of the One Choice Portfolio: Very Conservative, One Choice
Portfolio: Conservative, One Choice Portfolio: Moderate, One Choice Portfolio:
Aggressive, One Choice Portfolio: Very Aggressive (Investor Class), representing all of the votes eligible to be cast at a meeting of the shareholders of the Corporation, approved the Management Agreement, dated August 31, 2004.

(d) N/A